QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.2

Consent of Savvian Advisors, LLC

To the Board of Directors of Cholestech Corporation:

        We hereby consent to the inclusion of our opinion letter, dated June 3, 2007, as Annex C to, and to the references thereto under the captions "Summary—Opinion of Cholestech's Financial Advisor", "Proposal One—The Merger—Background of the Merger", "Proposal One—The Merger—Opinion of Cholestech's Financial Advisor" and "The Merger Agreement" in the proxy statement/prospectus relating to the proposed merger of Iris Merger Sub, Inc., a wholly owned first-tier subsidiary of Inverness Medical Innovations, Inc., with and into Cholestech Corporation, which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Inverness Medical Innovations, Inc. In giving such consent, we do not thereby admit that we come within the category of person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ GEOFFREY BALDWIN, MANAGING DIRECTOR
Savvian Advisors, LLC July 20, 2007

QuickLinks

  Exhibit 99.2